Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Darden Restaurants, Inc. of our reports dated July 18, 2007, with respect to the consolidated balance sheets of Darden Restaurants, Inc. as of May 27, 2007 and May 28, 2006, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended May 27, 2007, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 27, 2007, which reports are included in the Annual Report on Form 10-K for the year ended May 27, 2007 of Darden Restaurants, Inc.

Our report refers to the change in the methods of accounting for pension and other post retirements and for share based compensation in 2007.

/s/ KPMG LLP

October 2, 2007 Orlando, Florida